Exhibit 10.2

Contract

THIS AGREEMENT effective this 1st of November, 2014, by and between HyperSolar, Inc (hereafter referred to as "Sponsor") and The University of Iowa, Iowa City, Iowa, a non-profit educational institution (hereinafter referred to as "University").

WITNESSETH:

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, and/or discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

ARTICLE 1 - Definitions

As used herein, the following terms shall have the following meanings:

1.1	"Project" shall mean the description of the project as described in Exhibit A hereof, under the direction of Syed Mubeen as Principal Investigator.

1.2	"Contract Period" is November 1, 2014, through October 30, 2015.

1.3	"University Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries which are conceived and/or made (i) by one or more employees of University, or (ii) jointly by one or more employees of University and by one or more employees/consultants of Sponsor, in performance of the Project.

ARTICLE 2 - Research Work

2.1	University shall commence performance of the Project promptly after the effective date of this Agreement, and shall use all reasonable efforts, care, and diligence to perform such Project in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend the Project by mutual written agreement.

2.2	In the event that the Principal Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate said Project pursuant to Article 10.1.

2.3	The University does not comply with Good Laboratory Practices (GLPs) as defined by the U.S. Food and Drug Administration in 21 C.F.R. 58.

ARTICLE 3 - Reports and Conferences

3.1	Written program reports shall be provided by University to Sponsor every six (6) months, and a final report shall be submitted by University within forty-five (45) days of the conclusion of the Contract Period, or the earlier termination of this Agreement.

3.2	During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project to be performed hereunder.

ARTICLE 4 - Costs, Billings, and Other Support

4.1	It is agreed to and understood by the parties hereto that, subject to Article 2, total costs to Sponsor hereunder shall not exceed the sum of Eighty Six Thousand Nine Hundred and Forty Dollars (86,940). Payment shall be made by Sponsor according to the following schedule:

4.2	Invoices shall be submitted to the Sponsor representative listed in Article 17 for submission of invoices. Payments to University shall include Sponsor name, Principal Investigator name, project title and shall be submitted to the University representative listed in Article 17 for payment remittance.

4.3	[Sponsor shall loan/donate the following equipment to University under the following conditions: ______Not Applicable____________________________.] University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

4.4	Anything herein to the contrary notwithstanding, in the event of early termination of this Agreement by Sponsor pursuant to Article 10.1 hereof, Sponsor shall pay all costs accrued by University as of the date of termination, including non-cancelable obligations, which shall include all non-cancelable contracts and fellowships or postdoctoral associate appointments called for in Appendix A, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University's academic year following termination.

ARTICLE 5 - Publicity

5.1	Sponsor shall not use the name of University, nor of any member of University's Project staff, in any publicity, advertising, or news release or in any way imply endorsement of the University without the prior written approval of an authorized representative of University. University shall not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor. University may disclose, without Sponsor’s approval, the terms of this Agreement that are a matter of public record under the Iowa Open Records Law, Iowa Code Chapter 22.

ARTICLE 6 - Publications

6.1	Sponsor recognizes that under University policy, the results of University research must be publishable and agrees that researchers engaged in the Project shall be permitted to present research results at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least one (1) month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have thirty (30) days, after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter or proprietary information of Sponsor that needs protection. In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of six (6) months from date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation. Sponsor does not possess a right to delay publication if the publication or presentation contains only findings and conclusions of basic science or results that would not affect the ability of Sponsor to obtain a patent.

ARTICLE 7 - Proprietary Information

7.1	It is the responsibility of Sponsor to mark or otherwise identify in writing prior to submission any information considered confidential that it deems necessary to share with University (“Confidential Information”). Oral disclosures of Confidential Information shall be identified as confidential at the time of disclosure and confirmed in writing within ten (10) business days of the disclosure. University shall have the right to accept or reject Sponsor’s Confidential Information. If such information is accepted it will be withheld by University from publication, and in all other respects shall be maintained by University as confidential and proprietary to Sponsor for a period of five (5) years after termination of this Agreement. University shall have no such obligation with respect to any portion of such Confidential Information which:
a)	is or later becomes generally available to the public by use, publication or the like, through no fault of University;
b)	is obtained on a non-confidential basis from a third party who disclosed the same to University;
c)	University already possesses, as evidenced by its written records, predating receipt thereof from Sponsor; or
d)	is required to be disclosed by law, regulation or court order.

7.2	All documentation concerning University Intellectual Property submitted to Sponsor in accordance with Article 8.4 shall be treated as confidential in order to preserve any patent rights.

ARTICLE 8 - Intellectual Property

8.1	All rights, title and interest to University Intellectual Property under the Project, except as provided in Article 8.3, shall belong to University and shall be subject to the terms and conditions of this Agreement.

8.2	Rights to inventions, improvements, and/or discoveries, whether patentable or copyrightable or not, relating to the Project made solely by employees /consultants of Sponsor shall belong to Sponsor. Such inventions, improvements, and/or discoveries shall not be subject to the terms and conditions of this Agreement.

8.3	Rights to inventions, improvements, and/or discoveries conceived and/or made during the Contract Period, whether patentable or copyrightable or not, relating to the Project, which are made jointly by employees of University and employees/consultants of Sponsor, shall be the joint property of University and Sponsor and shall be subject to the terms and conditions of this Agreement.

8.4	University will promptly notify Sponsor of any University Intellectual Property conceived and/or made during the Contract Period under the Project. If Sponsor directs that a patent application or application for other intellectual property protection be filed, University shall promptly prepare, file, and prosecute such U.S. and foreign application in University's name, and Sponsor’s name if jointly invented. Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) directed to said University Intellectual Property. Sponsor shall cooperate with University to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto. University shall keep Sponsor advised as to all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

8.5	If Sponsor elects not to exercise its option granted in Article 9.1 or decides to discontinue the financial support of the prosecution and maintenance of the patent protection, all right, title and interest in such patent, patent application, and University Intellectual Property shall automatically revert to University. University shall then be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University's sole expense.

ARTICLE 9 - Grant of Rights

9.1	Subject to Article 8.3, University grants Sponsor the first option to elect an exclusive license to University Intellectual Property developed under this Agreement, and a right to sub-license any and all University Intellectual Property developed under this Agreement on terms and conditions to be mutually agreed upon. If Sponsor elects to exercise this option, Sponsor shall notify University in writing of its decision within one (1) year from the date of termination of this Agreement.

9.2	No grant described in this Article shall be construed to limit University’s right to utilize University Intellectual Property for research, instruction or academic publication purposes.

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ARTICLE 10 - Term and Termination

10.1	This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this Agreement upon sixty (60) days prior written notice to the other.

10.2	In the event that either party hereto shall commit any material breach or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

10.3	Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall release the parties hereto from their rights and obligations under Articles 3.1, 4, 5, 6, 7, 8, 9 and 11.

ARTICLE 11 - Independent Contractor

11.1	In the performance of all services hereunder University shall be deemed to be and shall be an independent contractor and, as such, University shall not be entitled to any benefits applicable to employees of Sponsor.

11.2	Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound to the acts or conduct of the other.

ARTICLE 12 – Insurance

12.1	Each party shall be liable for any and all claims for wrongful death, personal injury or property damage attributable to the negligent acts or omissions of that party and the officers, employees, and agents thereof.

12.2	University shall be responsible and agrees to pay for any and all claims for wrongful death, personal injury or property damage directly resulting from the negligence of University, its officers, employees and agents, and arising from activities under this Agreement to the full extent permitted by Chapter 669, Code of Iowa, which is the exclusive remedy for processing tort claims against the State of Iowa.

ARTICLE 13 - Governing Law

13.1	This Agreement shall be governed and construed in accordance with the substantive laws of the State of Iowa, excluding its conflict of laws provisions.

ARTICLE 14 - Assignment

14.1	This Agreement shall not be assigned by either party without the prior written consent of the parties hereto.

14.2	This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, and/or any subsidiary of Sponsor, provided that such assignee assumes all of the rights, obligations and liabilities of Sponsor hereunder.

ARTICLE 15 - Agreement Modification

15.1	Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

ARTICLE 16 - Warranties

16.1	NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, ARE MADE PART OF THIS AGREEMENT.

ARTICLE 17 – Export Control

17.1	The disclosing party agrees to share any export control determinations when products, services, and/or technical data under this Agreement are subject to export controls under U.S. Government export laws and regulations; however, each party will be solely responsible for compliance with U.S. Government export laws and regulations.

ARTICLE 18 - Notices

18.1	Notices, invoices, and communications, hereunder shall be given by registered or certified mail, or express delivery service, postage or delivery charge prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing. Notice shall be deemed made on the date of receipt.

If to Sponsor:              Tim Young, CEO

HyperSoalr, Inc

Phone: (310)486-0740

E-mail: tyoung@hypersoalr.com

For Submission of Invoices:

Phone:

Fax:

E-mail:

If to University:          The University of Iowa

       Division of Sponsored Programs

Attention: __________________

2 Gilmore Hall

Iowa City, Iowa 52242

Phone: 319-335-2123

Fax: 319-335-2130

E-mail:

For Payment Remittance:

The University of Iowa

Grant Accounting Office

B5 Jessup Hall

Iowa City, Iowa 52242-1316

Phone: 319-335-3801

Fax: 319-335-0674

IN WITNESS WHEREOF, the parties, duly authorized, have executed this Agreement in duplicate as of the day and year first written above.

SPONSOR	THE UNIVERSITY OF IOWA

/s/ Jennifer Lassner	/s/Timothy Young
By: Timothy Young	By:	Jennifer Lassner
Title: President and CEO	Title:	Executive Director of Sponsored Programs

Date: 10-22-2014	Date:	10-27-14